EXHIBIT 99.1

            INTEL FOURTH QUARTER REVENUE TO BE BELOW EXPECTATION

                GROSS MARGIN PERCENTAGE EXPECTATION UNCHANGED

SANTA CLARA, Calif., Dec. 7, 2000 -- Intel's fourth quarter revenue is anticipated to be below the company's previous expectation, primarily due to a slowing worldwide economy impacting PC demand, the company said today. As a result of recent large cancellations by customers worldwide, the company now expects revenue for the fourth quarter to be flat, plus or minus a couple of percentage points, with third quarter revenue of $8.7 billion. This is lower than the previous expectation that fourth quarter revenue would be up 4 to 8 percent from third quarter revenue.

     The company's expectation for gross margin percentage for the fourth quarter remains 63 percent, plus or minus a point. Expenses (R&D, excluding in-process R&D, plus MG&A) in the fourth quarter are now expected to be approximately flat with third quarter expenses of $2.3 billion. This is lower than the previous expectation that fourth quarter expenses would be up 6 to 8 percent from third quarter expenses, due primarily to a slowdown in discretionary spending and lower revenue and profit dependent expenses. Interest and other is expected to be approximately $675 million for the fourth quarter, down from the company's previous expectation of $950 million, due to lower than expected realized gains on equity investments as equity market levels fell during the quarter.

                              BUSINESS OUTLOOK
                              ----------------

     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release.

**   The company expects revenue for the fourth quarter of 2000 to be flat, plus or minus a couple of percentage points, with third quarter revenue of $8.7 billion.
**   The company expects gross margin percentage for the fourth quarter to be 63 percent, plus or minus a point. In the short term, Intel's gross margin percentage varies primarily with revenue levels, product mix, changes in unit costs and timing of factory ramps and associated costs.
**   Expenses (R&D, excluding in-process R&D, plus MG&A) in the fourth quarter of 2000 are expected to be approximately flat with third quarter expenses of $2.3 billion. Expenses are dependent in part on the level of revenue and profits.
 **   R&D spending, excluding in-process R&D, is expected to be
approximately $1.0 billion for the fourth quarter.
**   The company expects interest and other income for the fourth quarter of 2000 to be approximately $675 million. Interest and other is dependent in part on interest rates, cash balances, equity market levels and volatility, the realization of expected gains on investments, including gains on investments acquired by third parties, and assuming no unanticipated items.
**   The tax rate for 2000 is expected to be approximately 31.8 percent, excluding the impact of the previously announced agreement with the Internal Revenue Service and acquisition-related costs.
**   Capital spending for 2000 is expected to be approximately $6.5 billion, higher than previous expectation of $6.0 billion.
**   Depreciation is expected to be approximately $815 million in the fourth quarter, lower than previous expectation of $865 million.
**   Amortization of goodwill and other acquisition-related intangibles is expected to be approximately $460 million in the fourth quarter, higher than previous expectation of $440 million.

     The above statements contained in this Outlook are forward-looking statements that involve a number of risks and uncertainties. In addition to factors discussed above, among other factors that could cause actual results to differ materially are the following: business and economic conditions and growth in the computing industry in various geographic regions; changes in customer order patterns; changes in the mixes of microprocessor types and speeds, purchased components and other products; competitive factors, such as rival chip architectures and manufacturing technologies, competing software-compatible microprocessors and acceptance of new products in specific market segments; pricing pressures; development and timing of introduction of compelling software applications; insufficient, excess or obsolete inventory and variations in inventory valuation; continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments; execution of the manufacturing ramp; shortage of manufacturing capacity; the ability to grow new networking, communications, wireless and other Internet-related businesses and successfully integrate and operate any acquired businesses; impact of events outside the United States such as the business impact of fluctuating currency rates or unrest or political instability in a locale, such as transport disruption in Europe or unrest in Israel; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); litigation involving antitrust, intellectual property, consumer and other issues; and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-Q for the quarter ended Sept. 30, 2000 (Part I, Item 2, Outlook section).


STATUS OF BUSINESS OUTLOOK AND RELATED RISK FACTORS STATEMENTS

     Intel expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings Intel may reiterate the Outlook published in this press release. At the same time, Intel will keep this press release and Outlook publicly available on its Web site (www.intc.com). Prior to the start of the Quiet Period (described below), the public can continue to rely on the Outlook on the Web site as still being Intel's current expectations on matters covered, unless Intel publishes a notice stating otherwise.
     Beginning Dec. 16, 2000, Intel will observe a "Quiet Period" during which the Outlook as provided in this press release and the company's quarterly report on Form 10-Q no longer constitute the company's current expectations. During the Quiet Period, the Outlook in these documents should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Intel representatives will not comment concerning Outlook or Intel's financial results or expectations. The Quiet Period will extend until the day when Intel's next quarterly Earnings Release is published, presently scheduled for Jan. 16, 2001.